Exhibit 99.1

CACI Completes Sale of Its COMNET Products Group to Compuware Corporation for $40 Million Cash

Arlington, Va., December 20, 1999 -- CACI International Inc (NASDAQ: CACI) announced today that it has completed the sale of its COMNET products group to Compuware Corporation (NASDAQ: CPWR). In accordance with the agreement, CACI receives $40 million cash and an ongoing arrangement regarding the use of COMNET products in its simulation services businesses. CACI continues to be a world-premier supplier of simulation technology language products and services. CACI's SIMSCRIPT II.5® language product was the legacy foundation of the company and is not included as part of this transaction.

After expenses and taxes, the transaction is expected to generate a significant one-time gain of approximately $20 million or $1.74 per share. The proceeds will reduce CACI's debt by approximately $20 million and provide interest and infrastructure cost savings that will be accretive to earnings by $.06 to $.08 per share on an annual basis. Due to the sale of these assets and in accordance with general accounting procedures, CACI will re-state its financials, showing earnings from continuing and discontinued operations.

Dr. J.P. (Jack) London, Chairman, President, and CEO of CACI commented, "We are pleased to complete this important transaction with Compuware which will allow us to focus on the lines of business we have targeted as critical to the company's future growth. Our current and planned capital investments are being made in our value-added services businesses, which include networks and telecommunications, information assurance, intelligence, and e-commerce. These are key market sectors for us and we believe have significant potential to produce better returns over the longer term."

Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs approximately 15,000 information technology professionals worldwide. With trailing 12-month revenues of more than $1.9 billion, Compuware is a world leader in the practical implementation of enterprise and e-commerce solutions.

CACI International Inc (http://www.caci.com) is an information technology products and services provider specializing in developing and integrating systems, software, and simulation products and providing network and information assurance services to government agencies and commercial enterprises worldwide. The company has approximately 4,200 employees and operates out of approximately 90 offices in the U.S. and Europe.

There are statements made above which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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CACI:	CACI:

David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com

Compuware:

Christopher M.F. Morris Director, Corporate Communications Compuware Corporation (248)737-7506

SIMSCRIPT II.5 is a registered trademark of CACI.